Exhibit 99.1

NUDG MEDIA INC. CORPORATE UPDATE

CARSON CITY, NEVADA, April 27, 2015 (Marketwire via COMTEX) -- Nudg Media Inc. (“NDDG”) (the "Company") announces the appointment of Mr. Gregory Rotelli as a Director, President, CFO, Treasurer, Secretary and CEO of the Company, effective April 23, 2015. Concurrently on April 23, 2015, Jade Hall resigned as President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director of the Company.

Mr. Rotelli stated, “I am excited at the challenge of focusing Nudg Media Inc. into Social Gaming and WebRTC (real time communication). WebRTC enables audio, video and text in real time communication between browsers with no added plug-ins or applications required. The encryption involved provides a higher level of security than many currently available commercial telephony systems. The technology application into these areas will develop over time and if we are able to capitalize upon the opportunities in this sector should provide our Company with a renewed concentration. I want to thank Jade Hall for her hard work over these last months and I know she will be pleased with the upcoming changes.”

Mr. Gregory Rotelli, has held lead positions in both technology startups and with established public companies. He has also been a senior vice president of marketing for such companies as USSearch.com, a search engine technology company, and Systems Integrators (Sii), a large computer hardware/software company for major newspapers including Financial Times of London, Los Angeles Times, Le Monde of Paris and other publications worldwide. He has over 25 years of experience in senior management of both public and early-stage private companies, including being the former chief operating officer position for Direct Stock Market, an online investment bank for emerging growth venture capital financing.

The Company also announces that it has agreed to cancel its exclusive license with Nudge Media Inc. (“Nudge Media”), a Delaware corporation, without penalty or financial requirements as of April 16, 2015. The licensing agreement with Nudge Media had previously given the Company the exclusive license to the intellectual property of Nudge Media.  The Company will now focus on building out its social gaming and WebRTC platforms as well as other technology opportunities in the near future.

On behalf of the Board

Gregory Rotelli, President, CEO and Director

For further information please contact: 1-888-322-3660.

Forward-looking Statements

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Such forward looking statements include but are not limited to: the ability of the Company to successfully enter into the social gaming and WebRTC markets, or any opportunities that might be derived therefrom. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in the Company's SEC reports. The Company will need to raise additional financing in order to advance its technology and member base. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.